Financial Contact:	Mark Van Genderen (414) 343-8002
Media Contact:	Bob Klein (414) 343-4433

HARLEY-DAVIDSON SETS RECORD FOR QUARTERLY REVENUE AND EARNINGS

Worldwide Retail Sales of Motorcycles Climb 8.9 Percent
New Share Repurchase Program Authorized

        Milwaukee, Wis., October 12, 2006 — Harley-Davidson, Inc. (NYSE: HOG) today announced record revenue and earnings per share for its third quarter ended September 24, 2006. Revenue for the quarter was $1.64 billion compared to $1.43 billion in the year-ago quarter, a 14.3 percent increase. Net income for the quarter was $312.7 million compared to $265.0 million, an increase of 18.0 percent over the third quarter of 2005. Third quarter diluted earnings per share (EPS) were $1.20, a 25.0 percent increase compared to last year’s $0.96.

        “Harley-Davidson delivered record results for both revenue and earnings per share during the third quarter,” said Jim Ziemer, Chief Executive Officer, Harley-Davidson, Inc. “In addition, worldwide retail sales of Harley-Davidson® motorcycles grew 8.9 percent during the quarter. With four new models and an all-new Twin Cam 96TM engine with 6-speed transmission on Big Twin motorcycles, the 2007 model line has been a big hit with customers,” he said.

        For the first nine months of 2006, the Company’s worldwide wholesale shipments were 256,348 Harley-Davidson motorcycles. For the full year, the Company now expects to ship between 349,000 and 351,000 units.

        During the first nine months of 2006, the Company repurchased 17.2 million shares of its common stock at a cost of $911.0 million. On October 11, 2006, the board of directors of Harley-Davidson, Inc. authorized a new share repurchase program for up to 20 million additional shares.

        “As we look to the future, the Company believes it will continue to deliver EPS growth in the range of 11 – 17 % annually through 2009. We expect earnings growth to be driven by solid revenue growth, margin improvement and the benefits of strong free cash flow,” said Ziemer.

Motorcycles and Related Products Segment – Third Quarter Results

        Revenue from Harley-Davidson motorcycles was $1.29 billion, an increase of $183.2 million or 16.5 percent over the same period last year. Shipments of Harley-Davidson motorcycles totaled 97,046 units, an increase of 9,461 units or 10.8 percent over last year’s third quarter.

        Revenue from Parts and Accessories (P&A), which consists of Genuine Motor Parts and Genuine Motor Accessories, totaled $248.4 million, an increase of $17.3 million or 7.5 percent over the year-ago quarter. Revenue from General Merchandise, which consists of MotorClothes® apparel and collectibles, totaled $71.3 million, an increase of $6.7 million or 10.5 percent over the year-ago quarter.

        Gross margin for the third quarter of 2006 was 39.9 percent of revenue compared to 39.2 percent gross margin for the third quarter last year. Third quarter operating margin increased to 26.5 percent from 25.6 percent in the third quarter of 2005.

Motorcycle Retail Sales Data

        During the third quarter, worldwide retail sales of Harley-Davidson motorcycles increased 8.9 percent over the prior year quarter. In the U.S., retail sales of Harley-Davidson motorcycles increased 6.7 percent for the quarter. The heavyweight motorcycle industry in the U.S. increased 0.2 percent for the same period.

        Retail sales of Harley-Davidson motorcycles grew 18.7 percent in international markets during the third quarter of 2006 compared to the third quarter of 2005. Third quarter retail sales increased 13.7 percent in Japan; Europe was up 9.9 percent; Canada was up 30.2 percent and all other international markets combined were up 35.4 percent.

        During the first nine months of 2006, worldwide retail sales of Harley-Davidson motorcycles increased 8.9 percent compared to the same period in 2005.

        Data is listed in the accompanying tables.

Financial Services Segment

        Harley-Davidson Financial Services (HDFS) reported third quarter operating income of $55.2 million, an increase of $7.6 million or 16.0 percent compared to the year-ago quarter. The increase is primarily due to higher net interest income and a higher securitization gain compared to the prior year.

Income Tax Rate

        The Company’s third quarter effective income tax rate was 36.0 percent compared to 35.5 percent in the same quarter last year.  This increase was due to the expiration of the federal research and development tax credit as of December 31, 2005.  Assuming the retroactive reinstatement of this tax credit, the Company expects its full year effective tax rate in 2006 will be 35.5 percent.

Harley-Davidson, Inc. — Nine Month Results

        For the first nine months of 2006, revenue totaled $4.30 billion, a 7.5 percent increase over the year-ago period. EPS were $2.96, an increase of 15.2 percent compared to the same period last year.

        Through the first nine months of this year, shipments of Harley-Davidson motorcycles were 256,348 units, a 6.2 percent increase compared to last year’s 241,429 units. Harley-Davidson motorcycle revenue was $3.33 billion, up 7.6 percent compared to last year’s $3.10 billion. P&A revenue totaled $683.1 million, a 5.8 percent increase over last year’s $645.8 million. General Merchandise revenue totaled $206.9 million, a 10.4 percent increase compared to $187.4 million during the same period in 2005.

        HDFS operating income was $163.1 million, a 7.2 percent increase over last year’s $152.2 million.

Cash Flow

        Cash and marketable securities totaled $952.7 million as of September 24, 2006. Cash flow from operations was $1.29 billion and capital expenditures were $137.5 million during the first nine months of 2006.

Stock Repurchase

        The Company repurchased 7.4 million shares of its common stock at a cost of $411.4 million during the third quarter of 2006. For the first nine months of 2006, the Company has repurchased 17.2 million shares of its common stock at a cost of $911.0 million. On October 11, 2006, the board of directors authorized a new share repurchase program for up to 20 million shares, in addition to the 2.8 million shares outstanding under the previous authorization.

Company Background

        Harley-Davidson, Inc. is the parent company for the group of companies doing business as Harley-Davidson Motor Company, Buell Motorcycle Company and Harley-Davidson Financial Services. Harley-Davidson Motor Company, the only major U.S.-based motorcycle manufacturer, produces heavyweight motorcycles and offers a complete line of motorcycle parts, accessories, apparel, and general merchandise. Buell Motorcycle Company produces sport motorcycles. Harley-Davidson Financial Services provides wholesale and retail financing and insurance programs to Harley-Davidson dealers and their retail customers.

Forward-Looking Statements

        The Company intends that certain matters discussed in this release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as the Company “believes,” “anticipates,” “expects,” “plans,” or “estimates” or words of similar meaning. Similarly, statements that describe future plans, objectives, outlooks, targets, guidance or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Certain of such risks and uncertainties are described below. Shareholders, potential investors, and other readers are urged to consider these factors in evaluating the forward-looking statements and cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this release are only made as of the date of this release, and the Company disclaims any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

        The Company’s ability to meet the targets and expectations noted depends upon, among other factors, the Company’s ability to (i) continue to realize production efficiencies at its production facilities and manage operating costs including materials, labor and overhead, (ii) manage production capacity and production changes, (iii) manage supply chain issues, (iv) provide products, services and experiences that are successful in the marketplace, (v) develop and implement sales and marketing plans that retain existing retail customers and attract new retail customers in an increasingly competitive marketplace, (vi) sell all of its motorcycles and related products and services to its independent dealers and distributors, (vii) continue to develop the capacity of its distributor and dealer network, (viii) manage changes and prepare for requirements in legislative and regulatory environments for its products, services and operations, (ix) adjust to fluctuations in foreign currency exchange rates, interest rates and commodity prices, (x) adjust to worldwide economic and political conditions, including changes in fuel prices, (xi) manage the credit quality and recovery rates of HDFS’s loan portfolio, (xii) retain and attract talented employees and (xiii) detect any defects in our motorcycles to minimize delays in new model launches, recall campaigns, increased warranty costs or litigation. In addition, the Company could experience delays or disruptions in its operations as a result of work stoppages, strikes, natural causes, terrorism or other factors. Other factors are described in risk factors that the Company has disclosed in documents previously filed with the Securities and Exchange Commission.

        The Company’s ability to sell all of its motorcycles and related products and services also depends on the ability of the Company’s independent dealer network to sell them to retail customers. The Company depends on the capability of its independent dealers and distributors to develop and implement effective retail sales plans to create demand for the motorcycles and related products and services they purchase from the Company.

        In addition, the Company’s independent dealers and distributors may experience difficulties in selling Harley-Davidson motorcycles and related products and services as a result of weather, economic conditions or other factors.

TABLES FOLLOW

Harley-Davidson, Inc.
Condensed Consolidated Statements of Income
(Unaudited)
(In thousands, except per share amounts)

	Three months ended		Nine months ended
	Sept 24, 2006	Sept 25, 2005	Sept 24, 2006	Sept 25, 2005
Net revenue	$1,635,916	$1,431,151	$4,298,053	$3,999,879
Gross profit	652,255	561,272	1,661,795	1,525,989
Operating expenses	218,243	194,270	590,503	540,780

Operating income from motorcycles & related products	434,012	367,002	1,071,292	985,209
Financial services income	97,344	81,444	291,812	255,558
Financial services expense	42,154	33,869	128,734	103,403

Operating income from financial services	55,190	47,575	163,078	152,155
Corporate expenses	5,215	3,715	16,723	18,001

Total operating income	483,987	410,862	1,217,647	1,119,363
Investment income and other, net	4,659	(79)	17,861	11,739

Income before provision for income taxes	488,646	410,783	1,235,508	1,131,102
Provision for income taxes	175,912	145,829	444,781	401,542

Net income	$312,734	$264,954	$790,727	$729,560

Earnings per common share:
Basic	$1.20	$0.97	$2.96	$2.58
Diluted	$1.20	$0.96	$2.96	$2.57
Weighted-average common shares:
Basic	260,270	274,415	266,772	282,519
Diluted	261,229	275,460	267,525	283,406
Cash dividends per common share	$0.21	$0.16	$0.60	$0.445

Harley-Davidson, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited) Sept 24, 2006	December 31, 2005	(Unaudited) Sept 25, 2005
ASSETS
Current Assets:
Cash and cash equivalents	$506,139	$140,975	$437,007
Marketable securities	446,543	905,197	580,826
Accounts receivable, net	149,951	122,087	139,759
Finance receivables held for sale	100,109	299,373	223,758
Finance receivables held for investment, net	1,273,841	1,342,393	1,135,001
Inventories	281,536	221,418	232,240
Other current assets	124,837	113,794	114,568

Total current assets	2,882,956	3,145,237	2,863,159
Finance receivables held for investment, net	706,695	600,831	587,315
Other long-term assets	1,443,411	1,509,141	1,243,994

	$5,033,062	$5,255,209	$4,694,468

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable & accrued expenses	$880,294	$668,139	$863,210
Current portion of finance debt	96,374	204,973	0

Total current liabilities	976,668	873,112	863,210
Finance debt	900,000	1,000,000	776,626
Postretirement healthcare benefits	70,571	60,975	57,732
Other long-term liabilities	239,452	237,517	134,786
Total shareholders’ equity	2,846,371	3,083,605	2,862,114

	$5,033,062	$5,255,209	$4,694,468

Harley-Davidson, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Nine months ended
	Sept 24, 2006	Sept 25, 2005
Net cash provided by operating activities	$1,286,474	$1,186,903
Cash flows from investing activities:
Capital expenditures	(137,468)	(122,128)
Finance receivables held for investment, net	(75,710)	(112,398)
Collection of retained securitization interests	73,974	84,766
Net change in marketable securities	464,641	755,268
Other, net	2,512	(10,586)

Net cash provided by investing activities	327,949	594,922
Cash flows from financing acitivies:
Net decrease in finance-credit facilities and
commercial paper	(208,996)	(510,720)
Dividends	(158,738)	(124,330)
Purchase of common stock for treasury	(910,957)	(1,014,645)
Excess tax benefits from share-based payments	3,550	5,319
Issuance of common stock under employee
stock option plans	25,882	24,399

Net cash used by financing activities	(1,249,259)	(1,619,977)
Net increase in cash and cash equivalents	365,164	161,848
Cash and cash equivalents:
At beginning of period	140,975	275,159

At end of period	$506,139	$437,007

Net Revenue and Motorcycle
Shipment Data
(unaudited)

	Three Months Ended		Nine Months Ended
	September 24, 2006	September 25, 2005	September 24, 2006	September 25, 2005
NET REVENUE (in thousands)
Harley-Davidson® motorcycles	$1,293,358	$1,110,173	$3,329,700	$3,095,229
Buell® motorcycles	21,423	25,267	74,826	71,241
Parts & Accessories	248,448	231,161	683,100	645,819
General Merchandise	71,251	64,506	206,873	187,375
Other	1,436	44	3,554	215

	$1,635,916	$1,431,151	$4,298,053	$3,999,879

HARLEY-DAVIDSON UNITS
Motorcycle shipments:
United States	80,398	72,249	198,720	192,124
Export	16,648	15,336	57,628	49,305

Total	97,046	87,585	256,348	241,429

Motorcycle product mix:
Touring	36,041	29,492	90,914	81,103
Custom	44,096	40,730	116,604	110,376
Sportster®	16,909	17,363	48,830	49,950

Total	97,046	87,585	256,348	241,429

BUELL UNITS
Motorcycle shipments:
Buell	2,529	2,914	9,105	8,450

Retail Sales of Harley-Davidson Motorcycles
Year to Date (September 30, 2006)

	2006	2005
United States	225,623	210,790
Europe*	28,131	25,172
Japan	9,707	8,428
Canada	12,195	10,700
All other markets	10,989	8,177
Total Retail Sales of Harley-Davidson Motorcycles	286,645	263,267

Data Source (subject to update)

Data source for all 2005 and 2006 retail sales figures shown above is sales warranty and registration information provided by Harley-Davidson dealers and compiled by the Company. The Company must rely on information that its dealers supply concerning retail sales, and this information is subject to revision.

*Data for Europe include Austria, Belgium, Denmark, Finland, France, Germany, Greece, Italy, Netherlands, Norway, Portugal, Spain, Sweden, Switzerland, and the United Kingdom

Only Harley-Davidson® motorcycles are included in the Harley-Davidson Motorcycle Sales data.

Heavyweight (651+ cc) Market Data
Data Through Month Indicated

	2006	2005
United States (September)	463,940	437,575
Europe* (August)	306,334	290,239

Data Source

United States: Motorcycle Industry Council
Europe: Giral S.A.

*Data for Europe include Austria, Belgium, Denmark, Finland, France, Germany, Greece, Italy, Netherlands, Norway, Portugal, Spain, Sweden, Switzerland, and the United Kingdom